Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-178096 and 333-170097) of MFA Financial, Inc. and in the related Prospectuses, and in the Registration Statement (Form S-8 No. 333-167107) pertaining to the Amended and Restated 2010 Equity Compensation Plan of MFA Financial, Inc., of our report dated February 14, 2011, with respect to the consolidated financial statements of MFA Financial, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

New York, New York
March 6, 2013